UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 22, 2005

Insight Enterprises, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-25092	86-0766246
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1305 West Auto Drive, Tempe, Arizona		85284
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480-902-1001

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 22, 2005, the Compensation Committee of the Board of Directors of Insight Enterprises, Inc. (the "Company") approved bonus plans with Catherine Eckstein and David Rice, the Company’s Chief Marketing Officer and Chief Information Officer, respectively. The plans have an effective date of April 1, 2005 and cover potential bonus compensation for the second, third and fourth quarters of the 2005 calendar year. Pursuant to Ms. Eckstein's plan, she will be eligible for an annual incentive bonus, with a percentage available as quarterly advances against the annual amount, based upon diluted earnings per share ("EPS"), provided that EPS exceeds a minimum annual amount (the "Minimum EPS"), of Insight North America and Insight North America's United States operations. For the second quarter of 2005 only, Ms. Eckstein has a guaranteed minimum bonus amount. Mr. Rice will be eligible under his bonus plan for an annual incentive bonus, with a percentage available as quarterly advances against the annual amount, based upon EPS for the Company, again provided that EPS exceeds a Minimum EPS. For both bonus plan calculations, EPS will be increased or decreased for any adjustments in the tabular reconciliation of financial measures prepared in accordance with United States generally accepted accounting principles ("GAAP") to non-GAAP financial measures in the quarterly press releases of the results of operations of the Company. If the Minimum EPS number is reached, the executives will receive a bonus calculated by multiplying EPS by a fixed multiplier (there are separate multipliers for the Company, Insight North America and Insight North America's United States operations) and multiplying that product by a performance factor which increases with rising EPS. If the Minimum EPS is not reached, bonus awards are subject to the discretion of the Compensation Committee. The bonus plans also provide for incentive compensation for improving employee satisfaction survey results.

In connection with the promotion of James D. Kebert to President of Direct Alliance, the Compensation Committee of the Board of Directors of the Company approved, also on July 22, 2005, a bonus plan for Mr. Kebert. The plan has an effective date of July 1, 2005 and covers compensation through the end of 2005. Under this plan, Mr. Kebert received an increase in base pay to $250,000 and will be eligible for an incentive bonus for the period July 1, 2005 through December 31, 2005 ("Second Half 2005"), with a percentage available for the third quarter as an advance against this amount, based upon the EPS of Direct Alliance and the Company, provided that EPS for Second Half 2005 exceeds minimum second half 2005 amounts (the "Minimum Second Half EPS"). For the bonus calculation, EPS will be increased or decreased for any adjustments in the tabular reconciliation of financial measures prepared in accordance with GAAP to non-GAAP financial measures in the quarterly press releases of the results of operations of the Company. If the Minimum Second Half EPS numbers are reached, Mr. Kebert will receive a bonus calculated by multiplying EPS for Second Half 2005 by a fixed multiplier and multiplying that product by a performance factor which increases with rising EPS (there are two multipliers, one for Direct Alliance and one for the Company). If the Minimum Second Half EPS is not reached, the bonus award is subject to the discretion of the Compensation Committee. The bonus plan also provides for incentive compensation for improving employee satisfaction survey results.

On July 28, 2005, the Company entered into a bonus plan with Stuart Fenton, the Managing Director of Insight UK. The plan has an effective date of April 1, 2005 and covers potential bonus compensation for the second, third and fourth quarters of the 2005 calendar year. Pursuant to Mr. Fenton's plan, he will be eligible for an annual incentive bonus, with a percentage available as quarterly advances against the annual amount, based upon EPS of Insight UK and Insight UK and Insight North America combined, provided that EPS exceeds a Minimum EPS. For the bonus plan calculations, EPS will be increased or decreased for any adjustments in the tabular reconciliation of financial measures prepared in accordance with GAAP to non-GAAP financial measures in the quarterly press releases of the results of operations of the Company. If the Minimum EPS number is reached, Mr. Fenton will receive a bonus calculated by multiplying EPS by a fixed multiplier and multiplying that product by a performance factor which increases with rising EPS (there are two multipliers, one for Insight UK and one for Insight UK and Insight North America combined). If the Minimum EPS is not reached, any bonus award is subject to the discretion of the Compensation Committee. The bonus plan also provides for incentive compensation for improving employee satisfaction survey results.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insight Enterprises, Inc.

July 28, 2005	By:	Stanley Laybourne

Name: Stanley Laybourne
Title: Executive Vice President, Chief Financial Officer, Treasuere and Secretary